                                                                    EXHIBIT 11.1

              Wilsons The Leather Experts Inc. and Subsidiaries
                          Net Income Per Common Share
                   (In Thousands, Except Per Share Amounts)

                                                         Quarter       Quarter
                                                          Ended         Ended
                                                       May 1, 1999   May 2, 1998
                                                       -----------   -----------
Net income                                              $  (2,997)    $  (4,537)
                                                       ===========   ===========
Weighted average common shares outstanding - basic         10,836         9,532

Effect of options granted(1)                               N/A           N/A
Effect of warrant(1)                                       N/A           N/A
                                                       -----------   -----------

Weighted average common shares outstanding - basic
  and diluted                                              10,836         9,532
                                                       ===========   ===========
Basic and diluted net income per common share(1)        $   (0.28)    $   (0.48)
                                                       ===========   ===========

       Note 1: Under Statement of Financial Accounting Standard No. 128 "Earnings per Share," common stock equivalents are excluded when computing diluted net income of loss per common share if the effect is anti-dilutive.